Exhibit 99.1

Traws Pharma Receives Approval to Proceed with Phase 2 COVID Studies with Ratutrelvir, Expects Results by Year-End 2025

Non-inferiority trial to assess safety and efficacy, including rates of disease rebound and incidence of Long COVID development of ratutrelvir, a ritonavir-free treatment, compared to PAXLOVID®

Separate single-arm trial will assess safety and efficacy in PAXLOVID®-ineligible subjects, who represent a significant vulnerable population with few available treatment options

Top-line data from both trials expected by year-end 2025

NEWTOWN, PA, August 18, 2025 (GLOBE NEWSWIRE) – Traws Pharma, Inc. (NASDAQ: TRAW) (“Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing novel therapies to target critical threats to human health from respiratory viral diseases, today announced receipt from the Human Research Ethics Committee (HREC) of approval to proceed with a Phase 2 study to evaluate ratutrelvir, a ritonavir-free treatment in newly diagnosed COVID subjects.

“The first trial will enable Traws to compare ratutrelvir, a potential best in class ritonavir-free agent, against the current gold standard, PAXLOVID®. Importantly, in second quarter 2025, Pfizer reported $427 million in sales for PAXLOVID®, representing a 70% increase compared to the same period in the prior year1,” said Iain D. Dukes, MA, DPhil, Interim Chief Executive Officer of Traws Pharma. “This study will evaluate safety, as well as rates of infection, COVID symptoms, disease rebound and incidence of Long COVID. In addition, we will initiate a second trial to evaluate the safety and efficacy of ratutrelvir in PAXLOVID®-ineligible patients, a population at risk for poor outcomes from COVID infection with few available treatment options. Our expectation is to be able to report the results of both these Phase 2 studies by year-end 2025.”

“Across the U.S., we see multiple signs that COVID-19 continues to threaten public health, especially among elderly and vulnerable individuals,” said Robert R. Redfield, MD, Chief Medical Officer of Traws Pharma. “Current treatments do not fully control the virus, and require booster agents that often result in unfavorable drug interactions. Current therapies fail to prevent either the short-term rebound of symptoms or the onset of Long COVID. We believe that Traws’ ritonavir-free COVID therapeutic candidate, ratutrelvir, has the potential to overcome shortcomings of current treatments and become the new standard of care. Ratutrelvir’s good overall tolerability allows once-daily, single tablet dosing for 10 days, which could reduce the rate of rebound and the risk of Long COVID. We are pleased to initiate these two Phase 2 trials in the Southern Hemisphere. Positive results could provide important proof-of-concept data and represent a valuable inflection point for the program.”

“The rapid spread of new viral variants and rising rates of test positivity indicate that a new COVID surge is ongoing in the U.S. In just four months, the new variant NB.1.8.1 appeared and increased to now represent 40% of all COVID cases2, showing the speed of virus spread in the population. With waning COVID immunity and declining vaccination rates, antiviral drugs are increasingly important for reducing symptoms of disease and possibly protecting family members from infection. However, approved therapies do not control all outcomes of COVID, especially among vulnerable populations, which include elderly and immunosuppressed individuals who are often excluded from treatment due to the presence of ritonavir in PAXLOVID®,” said C. David Pauza, PhD, Chief Science Officer of Traws. “Ratutrelvir is ritonavir-free, highly potent and has a pharmacokinetic profile that could position it for wide adoption, especially among elderly and vulnerable individuals, based on its broad activity against a range of viruses including drug-resistant strains.”

About Ratutrelvir

Ratutrelvir is an investigational oral, small molecule Mpro (3CL protease) inhibitor designed to be a broadly acting treatment for SARS-CoV-2/COVID-19 that is used without ritonavir. It has demonstrated in vitro activity against a range of virus strains. Preclinical and Phase 1 studies show that ratutrelvir does not require co-administration with a metabolic inhibitor, such as ritonavir, which could avoid ritonavir-associated drug-drug interactions, and potentially enable wider patient use. Phase 1 data also showed that ratutrelvir’s pharmacokinetic (PK) profile demonstrated maintenance of target blood plasma levels approximately 13 times above the EC50 using the target Phase 2 dosing regimen of 600 mg/day for ten days, which may reduce the likelihood of clinical rebound and, consequently, reduce the risk for Long COVID3. Industry data indicate that COVID treatment represents a potential multi-billion dollar market opportunity4.

Source information:

1.	Pfizer Inc. Q2 2025 report, August 5, 2025
2.	https://covid.cdc.gov/covid-data-tracker/#variant-proportions
3.	Carly Herbert et al. (2025) Clinical Infectious Diseases. https://doi.org/10.1093/cid/ciae539
4.	Pfizer Inc. 10-K report 2024, Feb 27, 2025

Third-party products mentioned herein are the trademarks of their respective owners.

About Traws Pharma, Inc.

Traws Pharma is a clinical stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. Traws integrates antiviral drug development, medical intelligence and regulatory strategy to meet real world challenges in the treatment of viral diseases. We are advancing novel investigational oral small molecule antiviral agents that have potent activity against difficult to treat or resistant virus strains that threaten human health: COVID-19/Long COVID and bird flu and seasonal influenza. Ratutrelvir is in development as a ritonavir-independent COVID treatment, targeting the Main protease (Mpro or 3CL protease). Tivoxavir marboxil is in development as a single dose treatment for bird flu and seasonal influenza, targeting the influenza cap-dependent endonuclease (CEN).

Traws is actively seeking development and commercialization partners for its legacy clinical oncology programs, rigosertib and narazaciclib. More details can be found on Traws’ website at https://www.ir.trawspharma.com/partnering.

For more information, please visit www.trawspharma.com and follow us on LinkedIn.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, market size, benefits, effectiveness, safety, and the clinical and regulatory plans for ratutrelvir and tivoxavir marboxil, as well as plans for its legacy programs. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the success and timing of Traws’ clinical trials, including when Traws will report results of the Phase 2 studies of ratutrelvir; Traws’ interactions with the FDA, BARDA and similar foreign regulators; collaborations; market conditions; regulatory requirements and pathways for approval; the ongoing need for improved therapy to reduce the frequency of clinical rebound and the concomitant risk for Long COVID; the extent of the spread and threat of the bird flu; Traws’ ability to raise additional capital when needed; and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Charles Parker

Traws Pharma, Inc.
cparker@trawspharma.com

www.trawspharma.com

Investor Contact:

John Fraunces
LifeSci Advisors, LLC
917-335-2395
jfraunces@lifesciadvisors.com